Exhibit 99.3

Consent of David Guidry

In connection with the filing by BancPlus Corporation (“BancPlus”) of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Information Statement/Prospectus contained in the Registration Statement and any and all amendments and supplements thereto as a person about to become a director of BancPlus following the consummation of the statutory share exchange with First Trust Corporation and the merger of First Trust Corporation with and into BancPlus, with BancPlus continuing as the surviving corporation. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: November 23, 2021

/s/ David Guidry

David Guidry